Exhibit 10.30

CHEMICAL FINANCIAL CORPORATION
___________
<NAME>
<###> Units

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
STOCK INCENTIVE PLAN OF 2017
Time-Based Restricted Stock Units

____________

This Restricted Stock Unit Agreement (“Agreement”) is made as of [Insert Date of Grant] (the “Grant Date”), between CHEMICAL FINANCIAL CORPORATION (the “Corporation”), and the Grantee named above (“Grantee”).

The Chemical Financial Corporation Stock Incentive Plan of 2017 (the “Plan”) is administered by the Compensation and Pension Committee of the Corporation’s Board of Directors (the “Committee”). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee has awarded restricted stock units to Grantee, subject to the terms and conditions set forth in this Agreement and in the Plan.

Grantee acknowledges receipt of a copy of the Plan and the [ ] Summary Plan Description and accepts this restricted stock unit award subject to all of the terms, conditions, and pro-visions of this Agreement and the Plan.

1.    Award. Corporation hereby awards to Grantee <###> restricted stock units, subject to the restrictions imposed under this Agreement and the Plan (the “Restricted Stock Units” or “TRSUs”). Each Restricted Stock Unit is initially equal to one share of common stock, $1.00 par value, of the Corporation (“Common Stock”) and is convertible into one share of Common Stock, subject to vesting as set forth below.

2.    Transferability. Until the Restricted Stock Units vest as set forth in Section 3 below, the Plan provides that interests in Restricted Stock Units under this Agreement are generally not transferable by Grantee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock Units are exercisable during Grantee’s lifetime only by Grantee, Grantee’s guardian or legal representative.

3.    Vesting. Except as otherwise provided in this Agreement, the vesting of Restricted Stock Units earned pursuant to this Agreement shall occur based on the continued employment of the Grantee as determined by the Committee and the vesting schedule attached as Exhibit A. The periods during which Restricted Stock Units are unvested under the Plan and under this Agreement shall be known as the “Restricted Period(s).” The Restricted Period(s) shall lapse upon the date or dates identified in Exhibit A. Upon vesting, Restricted Stock Units will be settled as soon as administratively feasible within thirty (30) days following the date of vesting.

4.    Termination of Employment. Subject to Section 11 below, if the Grantee’s employment with the Corporation or any of its Subsidiaries is terminated during any Restricted Period by the Corporation without cause, or if Grantee terminates employment due to Good Reason, or if the Grantee dies or becomes Disabled during any Restricted Period, then Grantee shall be issued within thirty (30) days following the effective date of the termination of Grantee’s employment (i) the number of unvested TRSUs as of the effective date of the of the termination, multiplied by (ii) the quotient of (x) the number of full months that have elapsed since the most recent annual vesting date, or if no vesting date has occurred, the Grant Date, and the effective date of the Grantee’s termination, and (y) the total number of full months remaining in the vesting period since the most recent annual vesting date, or if no vesting date has occurred, the Grant Date. If the Grantee’s employment is terminated due to Retirement, and if the Grantee has given the Corporation written notice of the Grantee’s intended date of Retirement at least one year in advance of such intended date of Retirement, then Grantee shall be issued within thirty (30) days following the effective date of the termination of Grantee’s employment (i) the number of unvested TRSUs as of the effective date of the of the termination, multiplied by (ii) the quotient of (x) the number of full months that have elapsed since the most recent annual vesting date, or if no vesting date has occurred, the Grant Date, and the effective date of the Grantee’s termination, and (y) the total number of full months remaining in the vesting period since the most recent annual vesting date, or if no vesting date has occurred, the Grant Date; provided that, if the Grantee does not provide such one year advanced notice of the Grantee’s intended date of Retirement, then all Restricted Stock Units still subject to restrictions at the date of such Retirement shall automatically be forfeited. Any unvested Restricted Stock Units shall be forfeited upon termination of employment by the Corporation for cause or voluntary termination of employment by the Grantee.

5.    Employment by Corporation. The award of Restricted Stock Units under this Agreement shall not impose upon the Corporation or any Subsidiary any obligation to retain Grantee in its employ for any given period or upon any specific terms of employment. The Corporation or any Subsidiary may at any time dismiss Grantee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Grantee.

6.    Shareholder Rights. During the Restricted Period, Grantee shall have all non-cash dividend and all liquidation rights with respect to shares of Common Stock subject to the Restricted Stock Units held by Grantee as if Grantee held unrestricted Common Stock. In addition, Grantee shall receive a number of Restricted Stock Units equal to the number of shares of Common Stock (including fractions of a share) that have a Market Value equal to the amount of any cash dividends that would have been payable to a shareholder owning the number of shares of Common Stock represented by Restricted Stock Units subject to this Agreement on each dividend payment date (“Dividend Equivalents”). Any dividend equivalents, non-cash dividends or distributions paid with respect to shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividend equivalents, dividends or distributions relate. Grantee shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding on Corporation’s stock ledger.

7.    Illegality. The Corporation will not be obligated to issue any shares to the Grantee under this Agreement, if the issuance of such shares shall constitute a violation by the Grantee or the Corporation of any provision of any law, order or regulation of any governmental authority.

8.    Certifications. The Grantee acknowledges that he or she has been furnished and has read the [ ] Summary Plan Description relating to the Plan. The Grantee shall not resell or distribute the shares received upon vesting of the Restricted Stock Units in compliance with such conditions as the Corporation may reasonably specify to ensure compliance with federal and state securities laws and other Corporation policies, including stock ownership guidelines, if applicable.

9.    Withholding. The Corporation or one of its Subsidiaries shall be entitled to (a) withhold and deduct from Grantee’s future wages (or from other amounts that may be due and owing to Grantee from Corporation or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock Units awarded under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock Units; or (b) require Grantee promptly to remit the amount of such withholding to the Corporation or a Subsidiary before taking any action with respect to the Restricted Stock Units. Unless the Committee provides otherwise, withholding may be satisfied by withholding Common Stock to be received or by delivery to the Corporation or a Subsidiary of previously owned Common Stock of the Corporation.

10.    Effective Date. This award of Restricted Stock Units shall be effective as of the date first set forth above.

11.    Change in Control.

11.1    Restricted Stock Units Assumed or Substituted by Surviving Entity. With respect to Restricted Stock Units assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, if on or within two years after the effective date of the Change in Control, a Grantee’s employment is involuntarily terminated other than for cause or the Grantee terminates employment for Good Reason, then all remaining time-based vesting restrictions on that Grantee’s outstanding Restricted Stock Units shall lapse and be settled within thirty (30) days following the effective date of the termination of Grantee’s employment.

11.2    Restricted Stock Units Not Assumed or Substituted by Surviving Entity. With respect to Restricted Stock Units that are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then upon the occurrence of a Change in Control the market value of all time-based Restricted Stock Units that were outstanding immediately before the effective time of the Change in Control shall be determined as of the date of the Change in Control (the “TRSU Amount”). The TRSU Amount shall remain subject to the vesting schedule of the applicable time-based Restricted Stock Units and will be paid in cash (without interest) to Grantee when the applicable Restricted Stock Units Awards otherwise would have vested if the Grantee remains employed with the surviving entity at that time. If, on or within two years after the effective date of the Change in Control, Grantee’s employment is involuntarily terminated other than for cause or the Grantee terminates employment for Good Reason, then the entire remaining TRSU Amount shall be paid to the Grantee within thirty (30) days following the effective date of the termination of Grantee’s employment.

11.3    Definitions. Capitalized terms not defined herein shall be as defined in the Plan. For purposes of this Agreement, the following term has the following definition:

(a)    “Change in Control,” means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 40% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Corporation on a consolidated basis; (iii) any complete liquidation or dissolution of the Corporation; (iv) any reorganization, reverse stock split or recapitalization of the Corporation which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

12.    Amendment. This Agreement shall not be modified except in a writing executed by the parties hereto.

13.    Agreement Controls. The Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control. Furthermore, in the event of any conflict between the terms of this Agreement or the terms of the Plan and any written employment agreement with the Grantee, the provisions of the written employment agreement shall control. For the avoidance of doubt, and in furtherance of the foregoing sentence, to the extent that any defined term in this Agreement, such as “Change in Control” or any undefined term such as “cause,” is defined differently in any written employment agreement with the Grantee, the definition of any such term as set forth in such written employment agreement shall control.

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This grant of Restricted Stock Units has been issued by the Corporation by authority of its Compensation and Pension Committee.

CHEMICAL FINANCIAL CORPORATION
“Corporation”

________________________________________
By: David T. Provost                                             Its: CEO & President

“Grantee”

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Signature
Name: